Exhibit 10
ENERGEN CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended Effective January 1, 2016)

1.    PURPOSE.

The purposes of the Plan are to enable the Company and its subsidiaries to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn incentive compensation linked to the Company's performance. The Plan contains provisions intended to allow such incentives to be structured in a manner that qualifies for the performance-based exception to Section 162(m) of the Internal Revenue Code.

2.    DEFINITIONS.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)    "Board" shall mean the Board of Directors of the Company.

(b)	"Cause" Termination of employment for "Cause" shall mean termination based on any of the following:

(1)
The willful and continued failure by the Participant to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant specifically identifying the manner in which the Participant has not substantially performed the Participant’s duties;

(2)	The engaging by the Participant in willful misconduct which is demonstrably injurious to the Company monetarily or otherwise; or

(3)    The conviction of the Participant of a felony.

(c) "Change in Control" means the occurrence of any one or more of the following:

(1)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change in Control;

(2)
Individuals who, as of January 1, 2013, constitute the Board of Directors of the Company (the ”Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board of Directors”); provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3)
Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; and

(4)
In addition to the above described Changes in Control, a Subsidiary Transaction (defined below) will constitute a Change in Control with respect to a Participant to the extent specified below. A “Subsidiary Transaction” is a transaction that results in securities representing 80% or more of the voting interests in a Subsidiary or substantially all of a Subsidiary’s assets being transferred to an entity not controlled by or under common control with Energen.

(i) A Subsidiary Transaction involving a disposition of the Company’s largest Subsidiary or the assets of the Company’s largest Subsidiary will constitute a Change in Control if immediately prior to such transaction the Participant was an officer or employee of the Company or the Company’s largest Subsidiary. The largest Subsidiary is determined by net book value of property, plant and equipment.

(ii) A Subsidiary Transaction involving a disposition of
Energen Resources Corporation or its assets will constitute a Change in Control if immediately prior to the transaction the Participant was an officer or employee of Energen Resources Corporation.

(iii) A Subsidiary Transaction involving a disposition of
Alabama Gas Corporation or its assets will constitute a Change in Control if immediately prior to the transaction the Participant was an officer or employee of Alabama Gas Corporation.

(d)
"Committee" shall mean the Officers Review Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an "outside director" within the meaning of Section 162(m).

(e)	"Company" shall mean Energen Corporation.

(f)
“Covered Employee" shall mean (i) the Company’s Chief Executive Officer and (ii), subject to change from time to time at the discretion of the Committee, the Company’s Chief Financial Officer, the Company’s General Counsel, the Chief Operating Officer of Alabama Gas

Corporation, and the Chief Operating Officer of Energen Resources Corporation.

(g) “Participant” shall mean those executive officers and key employees of the Company or a Subsidiary designated by the Committee as participants under the Plan.

(h)	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m).

(i)	“Plan" shall mean the Energen Corporation Annual Incentive Compensation Plan, as set forth herein and as it may be amended from time to time.

(j)	“Plan Year” shall mean the fiscal year of the Company or such other period as may be determined by the Committee.

(k)	“Retirement” shall mean termination of employment by a Participant (other than for Cause) who is at least 55 years old and has at least 10 years of service with the Company and its subsidiaries.

(l)	“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(m)
“Subsidiary” shall mean and include any corporation other than the Company which is included in the affiliated group of the Company, as such term is defined in Section 1504 of the Code, without regard to Section 1504(b

3. ADMINISTRATION.

The Committee shall administer and interpret the Plan. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

4. TERMS AND CONDITIONS OF INCENTIVES.

4.1    ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND INCENTIVE OPPORTUNITY. Within 90 days of the commencement of each Plan Year (or such later time as may be permitted for performance-based compensation under Section

162(m)), the Committee shall establish written performance objectives and a cash incentive opportunity for each Participant chosen to receive an incentive for such Plan Year. At the time of setting the performance objectives, the Committee shall specify the formula to be used in calculating each of the criteria on which an incentive is based and their relative weights. The incentive opportunity shall be expressed as an amount of cash, percentage of salary, or by other formula. The Committee may also specify a minimum acceptable level of achievement of the relevant performance objectives, as well as one or more additional levels of achievement, and a formula to determine the percentage of the incentive opportunity earned by the employee upon attainment of each such level of achievement. The performance objectives and incentive opportunity relating to any particular incentive need not be the same as those relating to any other incentive, whether made at the same or a different time. The Committee may delegate to the Chief Executive Officer of the Company the establishment and measurement of such performance objectives for Participants who are not Covered Employees.

4.2    PERFORMANCE OBJECTIVES CRITERIA.

(a) Criteria. The performance objectives for Participants who are Covered Employees shall be specific, measurable goals set by the Committee, may include multiple objectives and may be based on one or more operational or financial criteria. In setting the performance objectives, the Committee shall select from one or more of the following criteria (the “Section 162(m) Criteria”) in either absolute or relative terms, for the Company or any subsidiary business unit:

(1)      total shareholder return;

(2)     return on assets, return on equity or return on capital employed;

(3)
measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, earnings before interests, taxes, depreciation and amortization, or earnings before interest, depreciation, amortization, taxes and exploration expense;

(4)     cash flow measures;

(5)     gross or net revenues or gross or net margins;

(6)	levels of operating expense or other expense items reported on the income statement;

(7)
oil and/or gas reserves, reserve growth, production, production growth, production replacement, either absolute or on an appropriate per unit basis (e.g. reserve or production growth per diluted share);

(8)
efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, operating and maintenance expenses;

(9)	measures of selected operations activities such as number of wells drilled or number of miles of pipe installed;

10)	satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”;

(11)	debt ratios or other measures of credit quality or liquidity;

(12)	strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

(13)	measures of distribution system throughput, customer count, use per customer and burner tip count; and capital expenditure.

(14)	measures of customer satisfaction and customer service; and

(15)	measures of safety.

(b) Adjustments. When provided for by the Committee at the time the performance objectives are established, the performance objectives may be adjusted to exclude the effect of any of one or more of the following events that occur during the Performance Period:

(1)	asset write-downs, sales and dispositions;

(2)	litigation, claims, judgments or settlements;

(3)	the effect of changes in law, regulation, accounting principles or other provisions affecting reported results;

(4)	accruals for reorganization and restructuring programs;

(5)	material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items; and

(6)	any extraordinary, unusual, non-recurring or non-comparable items:

(i)	as described in Accounting Standards Codification No. 225,

(ii)	as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or

(iii)
as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; such as non-cash mark-to-market gains and losses on open derivative contracts.

(c)    Per Share Adjustments. Performance objectives set on a per share basis such as earnings or cash flow per share shall be appropriately adjusted to reflect changes in outstanding shares resulting from stock dividends, splits or combinations or mergers, reorganizations or similar transactions.

(d)    Non-Covered Employees. The performance objectives for Participants who are not Covered Employees may be based on Section 162(m) Criteria or on criteria different from or supplemental to the Section 162(m) Criteria.

4.3    EARNING OF INCENTIVE, INDIVIDUAL MAXIMUM. Promptly after the date on which the necessary information for a particular Plan Year becomes available, the Committee shall determine the extent to which the incentive opportunity for such Plan Year has been earned through the achievement of the relevant performance objectives by each Participant who was granted an incentive for such Plan Year. At its discretion, the Committee may reduce a Participant’s earned incentive by up to 100%. The Committee shall certify in writing the earned incentives adjusted for any discretionary reductions. A reduction in the amount of one participant’s incentive shall not result in an increase in the amount of any other participant’s incentive. Notwithstanding the terms of any incentive, the maximum incentive under this Plan to any individual for any one Plan Year shall not exceed $2.5 million.

4.4    PAYMENT OF INCENTIVES. Promptly after the Committee has certified in writing that an incentive has been earned and any discretionary reductions, such incentives shall be paid in cash in a lump sum, provided, that any amounts, the payment of which has been deferred under the Energen Corporation 1997 Deferred Compensation Plan or any successor plan, shall be credited to the Participant’s account in accordance with the terms of that plan.

4.5    TERMINATION OF EMPLOYMENT – COMPLETED PLAN YEAR. If Participant’s employment is terminated for any reason (including death, disability or retirement) other than Cause after the end of a Plan Year but before payment of incentives for such Plan Year, the Participant shall remain entitled to payment of incentives, if any, earned for such Plan Year. A Participant whose employment is terminated for Cause after the end of a Plan Year but before payment of incentives for such Plan Year shall not receive payment of any incentive for the completed Plan Year.

4.6    TERMINATION OF EMPLOYMENT – PARTIAL PLAN YEAR – NO CHANGE IN CONTROL. If prior to the last day of a Plan Year during which a Change in Control does not occur (a “Routine Plan Year”), a Participant’s employment terminates as a result of the Participant's death, disability, or Retirement, such Participant shall receive an incentive equal to the amount that the Participant would have received as an incentive if such Participant had remained an employee through the end of the Plan Year multiplied by a fraction, the numerator of which is the number of days that elapsed during the Plan Year in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the number of days in the full Plan Year (a "pro rata incentive"). If a Participant's employment terminates for any other reason during a Routine Plan Year, then no incentive shall be payable to the Participant for such Plan Year, provided, that at its discretion, the Committee may determine to pay such Participant (other than a Participant terminated for cause) up to a pro rata incentive.

    4.7    TERMINATION OF EMPLOYMENT – PARTIAL PLAN YEAR – WITH CHANGE IN CONTROL. If prior to the last day of a Plan Year during which a Change in Control occurs (a “Change in Control Plan Year”),

(i)	a Participant’s employment terminates as a result of the Participant's death, disability, or Retirement, or

(ii)
after the occurrence of the Change in Control, the Participant’s employment is otherwise involuntarily terminated other than for Cause, including a termination for good reason entitling the Participant to severance compensation under a written change in control severance compensation agreement between the Company or a Subsidary and the Participant;

such Participant shall receive an incentive equal to the Participant’s target incentive for the Plan Year multiplied by a fraction, the numerator of which is the number of days that elapsed during the Plan Year in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the number of days in the full Plan Year (a "pro rata incentive"). If a Participant's employment terminates for any other reason during a Change in Control Plan Year, then no incentive shall be payable to the Participant for such Plan Year, provided, that at its discretion, the Committee may determine to pay such Participant (other than a Participant terminated for cause) up to a pro rata incentive.

5. GENERAL PROVISIONS.

5.1    EFFECTIVENESS OF THE PLAN. Subject to the approval by the holders of the Common Stock at the 2002 Annual Meeting of Stockholders, the Plan shall be effective with respect to Plan Years beginning on or after January 1, 2002.

5.2    AMENDMENT AND TERMINATION. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any Plan Year which has already commenced and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

5.3    NO RIGHT OF CONTINUED EMPLOYMENT. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

5.4    NO LIMITATION TO CORPORATION ACTION. Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment of compensation outside the parameters of the Plan, including, without limitation, base salaries, incentives under any other plan of the Company and/or its Subsidiaries (whether or not approved by stockholders), any other incentives (whether or not based on the attainment of performance objectives) and retention or other special payments.

5.5    NONALIENATION OF BENEFITS. Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan except by will or the laws of descent and distribution.

5.6    WITHHOLDING. Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

5.7    SEVERABILITY. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

5.8    GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the State of Alabama, without reference to the principles of conflict of laws.

5.9    HEADINGS. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

As approved by the Energen Corporation Board of Directors on December 5, 2001, and shareholders on January 30, 2002, and amended:

by the Board of Directors on October 25, 2006, Sections 4.2, 4.3, and 4.4;

by the Board of Directors on December 9, 2009 and the Shareholders April 28, 2010, Section 4.3;

by the Board of Directors December 12, 2012, Sections 2(b), 2(c), 4.2, 4.5, 4.6 and 4.7; performance conditions approved by shareholders April 24, 2013;

by the Board of Directors October 22, 2014, effective January 1, 2015, new Section 2(k), 4.6 and 4.7(i) references to Retirement; and

by the Board of Directors by Action by Consent dated as of March 8, 2016, effective as of January 1, 2016, Sections 4.1 and 4.3.